PARK ELECTROCHEMICAL CORP.
                                                  NEWS RELEASE
                                                  ------------

Contact:  Murray Stamer                         5 Dakota Drive
                                         Lake Success, NY11042
                                                (516) 354-4100

PARK ELECTROCHEMICAL ANNOUNCES THE DISCONTINUATION OF FINANCIAL
                SUPPORT OF ITS GERMAN BUSINESS

Lake Success, New York, February 4, 2004.Park Electrochemical Corp. (NYSE - PKE) announced that it was discontinuing its financial support of Dielektra GmbH, Park's wholly owned subsidiary located in Cologne, Germany, which supplies electronic materials to European circuit board manufacturers. The market in Europe has eroded to the point where Park believes it will not be possible, at any time in the foreseeable future, for the Dielektra business to be viable. Dielektra has required, and continues to require, substantial financial support from Park, and Park believes that its discontinuation of this support will result in the insolvency of Dielektra. Park also believes that the insolvency procedure in Germany will result in the eventual reorganization, sale or liquidation of Dielektra. Park intends to continue to service the higher technology aspects of the European digital and RF circuit board markets through its Nelco, SAS business located in Mirebeau, France, and its Neltec, SA business located in Lannemezan, France.

Park expects to record a pre-tax net charge of approximately $8 million in connection with this matter, which net charge is comprised of the write-off of assets and the recognition of certain expenses totaling approximately $25 million offset by a gain of approximately $17 million relating to the reversal of outstanding obligations of Dielektra. Park expects to incur the $25 million asset write-off and expense recognition in its 2004 fiscal year fourth quarter ending February 29, 2004. It is unclear in which period or periods the $17 million gain will be recorded. Park expects to incur cash costs of approximately $5 million in connection with the discontinuation of its financial support of the Dielektra business. After Park's discontinuation of its support of Dielektra and the recognition of this pre-tax net charge, the Dielektra business will have no further impact on the consolidated financial condition or results of operations of Park. Through the first ten months of Park's current fiscal year, Dielektra has incurred pre-tax operating losses of approximately $5.5 million. During that same ten-month period, Dielektra's sales were approximately $13.2 million. The company does not expect a significant portion of these Dielektra sales to be transferred to Nelco, SAS or Neltec, SA.

Brian Shore, Park's President and CEO, said, "Park purchased Dielektra GmbH for approximately $13 million in October of 1997. At the time of Park's purchase of Dielektra, it seemed to be so obviously the right thing to do, as we believed Dielektra would provide to our company solid management, unique technology and full access to the German market. It is very distressing how something which seemed to be so very right at the time turned out to be so very wrong for Park and its shareholders. In addition to paying the initial purchase price for Dielektra, Park has, over the last six-plus years, funded two very expensive restructurings and significant operating losses of the Dielektra business. I can tell you with no reservation that we tried everything within our power to help save this business. We have looked at the business upside down and inside out, but we have found no solution which would redeem and save the Dielektra business which we have now concluded is unsaveable."

Brian Shore concluded, "I understand that the Dielektra employees will be extremely disappointed with our decision. I still would like to take this opportunity to wish the Dielektra employees the very best in the future. Whether the Dielektra employees appreciate this or not, I want them to know that I always enjoyed working with them and I always appreciated the dignity and seriousness which they brought to the Dielektra workplace every day."

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of utilities, and the various other factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of
Park's  Annual Report on Form 10-K for the fiscal  year  ended
March 2, 2003.

Park Electrochemical Corp. is a leading global designer and producer of electronic materials used to fabricate complex multilayer printed circuit boards and interconnection systems. Park specializes in advanced materials for high layer count circuit boards and high speed digital broadband telecommunications, internet and networking applications. Park's electronic materials business operates through fully integrated business units in Asia, Europe and North America. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California. Park's electronic materials business operates under the "Nelco" name.

Additional  corporate information is available  on  the  World
Wide Web at www.parkelectro.com and www.parknelco.com.


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